EXHIBIT 99.1

Standard Parking Corporation Announces 2012 Third Quarter Results

Company Reaffirms 2012 EPS and Free Cash Flow Guidance Excluding Merger-Related Revenue and Costs

CHICAGO, Nov. 5, 2012 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), a leading national provider of parking management, ground transportation and other ancillary services, today announced 2012 third quarter results. The Company reported third quarter 2012 earnings per share of $0.15, including $0.14 per share of costs incurred during the quarter relating to the Company's recent merger with Central Parking. On a merger-adjusted basis that excludes merger-related expenses, the quarter's earnings per share were $0.29, compared to $0.39 for the 2011 third quarter. Earnings per share for the first nine months of 2012 were $0.55, including $0.43 per share of merger-related costs. Merger-adjusted earnings per share for the 2012 year to date period were $0.98, compared to $0.92 for the first nine months of 2011. Merger-adjusted free cash flow for the first nine months of 2012 was $16.7 million as compared to $9.5 million of merger-adjusted free cash flow generated during the first nine months of 2011.

Comments

James A. Wilhelm, the Company's President and Chief Executive Officer, stated, "We're very pleased that our merger with Central Parking closed as expected in early October, and we are making great progress integrating the two businesses. Because our original guidance for the year anticipated many of the factors that are impacting our core business, we still expect to meet our EPS guidance range of $1.25 - $1.35 for the full year, again without the impact of any costs or revenues related to the Central Parking merger."

Wilhelm added, "The overall uncertain macro economic environment continues to negatively impact our business, and paid exits at same location leases in this year's third quarter were down modestly compared to last year. We saw a decrease in third quarter same location gross profit because of the five large contract retrades that occurred at the end of last year as well as an unfavorable change in employment practices claims estimates. Excluding these two items, underlying same location gross profit would have increased 2%. We're pleased to note that our location and operating profit retention rates remain strong and unchanged from this year's second quarter, at 90% and 96% respectively."

Wilhelm concluded, "As we look towards 2013, we're not anticipating dramatic economic improvement in the near term, and are focused on the factors that are within our control, namely the successful integration of the Standard Parking and Central Parking businesses and achieving the planned merger-related synergies we've identified to maximize the efficient operation of the Company."

Third Quarter Operating Results

Revenue of $92.2 million for the third quarter of 2012, before reimbursed management contract revenue, increased by 14% compared to $80.8 million in the third quarter of 2011. Both lease and management revenue contributed to the solid revenue growth.

Gross profit decreased 11% in the 2012 third quarter to $21.7 million, from $24.2 million in the same period last year. The majority of the gross profit decrease for the quarter resulted from an unfavorable swing in insurance reserve and employment claims estimates. The Company reported an unfavorable $0.7 million change in insurance reserve estimates in the third quarter of this year as compared to a $1.1 million favorable change in insurance reserve estimates in the third quarter of last year, a swing of $1.8 million. The unfavorable swing in employment claims estimates for the third quarter was $0.4 million. Also contributing to the gross profit decrease was the impact of last year's contract retrades. Excluding these items, gross profit would have increased 3% in the third quarter of this year as compared to the same period of last year.

General and administrative (G&A) expenses, excluding merger-related costs of $3.0 million, were $10.9 million for the 2012 third quarter, a decrease of 5% compared to $11.5 million on the same basis for the third quarter of 2011. This decrease was due to lower performance based compensation expense in the third quarter of 2012.

Net income attributable to the Company for the 2012 third quarter, adjusted to eliminate merger-related costs, was $4.7 million, or $0.29 per share, compared to a merger-adjusted $6.2 million, or $0.39 per share, for the same period of 2011. Including the quarter's $0.14 per share of merger-related costs and related tax impacts, the 2012 third quarter net income attributable to the Company was $2.4 million, or $0.15 per share, as compared to $6.0 million, or $0.37 per share in the third quarter of 2011.

The Company generated $3.3 million of merger-adjusted free cash flow during the third quarter of 2012 before the cash flow impact of $3.6 million from merger-related costs, as compared with a negative $6.8 million of merger-adjusted free cash flow generated during the third quarter of 2011, which was before a $0.4 million cash flow impact from merger-related costs.

Recent Developments

Noteworthy contract activity during the quarter included:

Dayton International Airport awarded Standard Parking a five year management contract for the Airport's public parking facilities, valet parking, shuttle bus and taxi starter services, commencing November 1st. The 7,500 space parking operation encompasses a multi-level parking structure, several surface lots, and a curbside valet operation. Standard Parking will provide a fleet of new buses to support the Airport's shuttle services, allowing for an enhanced customer experience.

Jacksonville International Airport awarded Standard Parking a five year contract to provide valet parking services. Standard commenced operation of this high-profile valet service on October 1st. Additional services will include on-site vehicle washing and detailing.

On October 1st, SP Plus® Municipal Services began providing on-street parking enforcement and citation processing services for the City of Oxford, Miss. The Company provides its services for 407 on-street parking spaces and also issues citations in connection with handicapped, loading zone and fire hydrant parking restrictions.

Millennium Knickerbocker Hotel and Omni Hotel, both premier hotels in Chicago, awarded SP Plus® Hotel Services a contract to manage their valet parking services, which collectively park more than 30,000 vehicles per year for hotel visitors and guests.

Nine Month Results

Gross profit for the first nine months of 2012 increased 2% to $68.1 million from $66.4 million for the same period of 2011, despite the impact of the contract retrades and the unfavorable swing in changes to insurance reserve and employment claims estimates.

G&A expenses for the first nine months of 2012, excluding $10.5 million of merger-related costs, decreased 2% as compared to the same period last year on the same merger-adjusted basis.

Merger-adjusted net income attributable to the Company was $15.6 million for the nine months of 2012 as compared to $14.8 million for the first nine months of 2011. Excluding $0.43 per share for merger-related costs and associated tax impacts from 2012, earnings per share were $0.98 for the nine months of 2012 as compared to $0.92 per share for the first nine months of 2011, which excludes $0.03 per share for merger and acquisition related costs, an increase of 7%.

For the first nine months of 2012, merger-adjusted free cash flow was $16.7 million before the cash flow impact of $9.6 million from merger-related costs. For the first nine months of 2011, merger-adjusted free cash flow was $9.5 million before the cash flow impact of $0.7 million from merger and acquisition related costs.

Reaffirms 2012 Outlook

Based on year-to-date results, the Company reaffirms its full-year adjusted earnings per share guidance in the range of $1.25 to $1.35 and its full-year adjusted free cash flow guidance in the range of $20 to $25 million. These numbers exclude year-to-date costs, as well as future revenue and costs, related to the consummated Central Parking merger.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Tuesday, November 6, 2012 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

About Standard Parking

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. Including Central Parking Corporation, its wholly-owned subsidiary, the Company has approximately 26,000 employees and manages more than 4,200 facilities with more than 2.2 million parking spaces in hundreds of cities across North America. The operations include parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly-owned subsidiary of Central Parking, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statement by Mr. Wilhelm regarding 2012 financial guidance, the statements under the caption "Reaffirms 2012 Outlook" and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "guidance" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; unanticipated Central Parking merger and integration expenses; other losses, or renewals on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; adverse impact to the Company's operations in areas damaged by Hurricane Sandy; changes in general economic and business conditions or demographic trends; the loss of customers, clients or strategic alliances as a result of the Central Parking merger; the effect on the Company's strategy and operations due to changes to the Board of Directors that occurred upon the completion of the merger; the impact of the divestitures of management contracts and leases required by the agreement entered into by the Company with the Department of Justice in connection with the Central Parking merger; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; intense competition; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

In addition, in this press release, the Company has presented non-GAAP measures of its G&A, net income, earnings per share and free cash flow for the third quarter and first nine months of 2012 and comparable periods of 2011 that have been adjusted to exclude costs incurred with respect to the consummated Central Parking merger, as well as a large acquisition that was contemplated in 2011. As the Company does not routinely engage in transactions of the magnitude of the Central Parking merger or the earlier contemplated transaction, and consequently does not regularly incur transaction-related costs with correlative size, the Company believes presenting G&A, net income, EPS and free cash flow excluding merger-related costs provides investors with additional measures of the Company's underlying operating performance. G&A excluding merger-related costs (also referred to as merger-adjusted G&A), net income excluding merger-related costs (also referred to as merger-adjusted net income), and EPS excluding merger-related costs (also referred to as merger-adjusted EPS) should not be considered as alternatives to, or more meaningful indicators of, the Company's operating performance than G&A, net income attributable to the Company, or EPS as determined in accordance with GAAP. In addition, the Company's merger-adjusted G&A, merger-adjusted net income, merger-adjusted EPS and merger-adjusted free cash flow may not be comparable to similarly titled measures of another company.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)	(see Note)
ASSETS
Current assets:
Cash and cash equivalents	$10,386	$13,220
Notes and accounts receivable, net	61,175	46,396
Prepaid expenses and supplies	2,604	2,419
Deferred taxes	2,745	2,745
Total current assets	76,910	64,780
Leasehold improvements, equipment and construction in progress, net	16,646	16,732
Advances and deposits	4,131	5,261
Long-term receivables, net	15,398	14,177
Intangible and other assets, net	10,387	9,420
Cost of contracts, net	13,030	14,286
Goodwill	132,694	132,417
Total assets	$269,196	$257,073
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,501	$44,747
Accrued and other current liabilities	37,565	41,304
Current portion of long-term borrowings	633	754
Total current liabilities	89,699	86,805
Deferred taxes	16,488	12,981
Long-term borrowings, excluding current portion	72,658	81,259
Other long-term liabilities	30,332	26,386
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized and no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,668,128 and 15,464,864 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	15	15
Additional paid-in capital	94,071	92,662
Accumulated other comprehensive loss	(110)	(318)
Accumulated deficit	(33,902)	(42,632)
Total Standard Parking Corporation stockholders' equity	60,074	49,727
Noncontrolling interest	(55)	(85)
Total equity	60,019	49,642
Total liabilities and stockholders' equity	$269,196	$257,073

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Parking services revenue:
Lease contracts	$42,969	$37,501	$122,927	$109,899
Management contracts	49,226	43,259	141,562	131,556
	92,195	80,760	264,489	241,455
Reimbursed management contract revenue	100,958	106,365	309,055	307,615
Total revenue	193,153	187,125	573,544	549,070
Cost of parking services:
Lease contracts	40,108	34,049	113,495	101,834
Management contracts	30,409	22,489	82,919	73,196
	70,517	56,538	196,414	175,030
Reimbursed management contract expense	100,958	106,365	309,055	307,615
Total cost of parking services	171,475	162,903	505,469	482,645
Gross profit:
Lease contracts	2,861	3,452	9,432	8,065
Management contracts	18,817	20,770	58,643	58,360
Total gross profit	21,678	24,222	68,075	66,425
General and administrative expenses	13,846	11,814	43,759	34,593
Depreciation and amortization	1,723	1,683	5,258	4,893
Operating income	6,109	10,725	19,058	26,939
Other expenses (income):
Interest expense	1,093	1,197	3,355	3,546
Interest income	(61)	(297)	(266)	(470)
	1,032	900	3,089	3,076
Income before income taxes	5,077	9,825	15,969	23,863
Income tax expense	2,623	3,760	7,007	9,305
Net income	2,454	6,065	8,962	14,558
Less: Net income attributable to noncontrolling interest	75	89	232	260
Net income attributable to Standard Parking Corporation	$2,379	$5,976	$8,730	$14,298
Common stock data:
Net income per share:
Basic	$0.15	$0.38	$0.56	$0.91
Diluted	$0.15	$0.37	$0.55	$0.89
Weighted average shares outstanding:
Basic	15,668,129	15,704,837	15,632,817	15,776,833
Diluted	15,928,685	16,034,330	15,883,535	16,116,136

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data, unaudited)

	Nine Months Ended
	September 30, 2012	September 30, 2011
Operating activities:
Net income	$8,962	$14,558
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	5,215	4,935
Loss (gain) on sale and abandonment of assets	56	(49)
Amortization of debt issuance costs	446	478
Non-cash stock-based compensation	1,114	1,724
Excess tax benefit related to stock option exercises	(221)	(148)
Provisions for losses on accounts receivable	229	33
Deferred income taxes	3,507	2,857
Change in operating assets and liabilities	(8,317)	(11,339)
Net cash provided by operating activities	10,991	13,049
Investing activities:
Purchase of leasehold improvements and equipment	(3,114)	(2,907)
Cost of contracts purchased	(572)	(395)
Proceeds from sale of assets	15	82
Capitalized interest	(12)	(40)
Contingent purchase payments	(93)	(293)
Net cash used in investing activities	(3,776)	(3,553)
Financing activities:
Proceeds from exercise of stock options	154	143
Repurchase of common stock	—	(5,031)
Earn-out payments made	(1,525)	—
Tax benefit related to stock option exercises	221	148
Payments on senior credit facility	(8,200)	(3,250)
Distribution to noncontrolling interest	(202)	(255)
Payments on long-term borrowings	(108)	(102)
Payments for debt issuance costs	(30)	(30)
Payments on capital leases	(414)	(399)
Net cash used in financing activities	(10,104)	(8,776)
Effect of exchange rate changes on cash and cash equivalents	55	(406)
Increase (decrease) in cash and cash equivalents	(2,834)	314
Cash and cash equivalents at beginning of period	13,220	7,305
Cash and cash equivalents at end of period	$10,386	$7,619
Supplemental disclosures:
Cash paid during the period for:
Interest	$2,415	$3,151
Income taxes	3,179	4,975

STANDARD PARKING CORPORATION
CALCULATION OF MERGER-ADJUSTED G&A, MERGER-ADJUSTED NET INCOME AND MERGER-ADJUSTED EPS
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
General and administrative expenses, as reported	$13,846	$11,814	$43,759	$34,593
Merger and acquisition related costs	(2,978)	(334)	(10,537)	(782)
Merger-adjusted G&A	$10,868	$11,480	$33,222	$33,811

Net income attributable to Standard Parking Corporation, as reported	$2,379	$5,976	$8,730	$14,298
Merger and acquisition related costs (after tax)	2,313	206	6,828	477
Merger-adjusted net income attributable to Standard Parking Corporation	$4,692	$6,182	$15,558	$14,775

EPS, as reported	$0.15	$0.37	$0.55	$0.89
EPS attributable to merger and acquisition related costs	$0.14	$0.02	$0.43	$0.03
Merger-adjusted EPS	$0.29	$0.39	$0.98	$0.92

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Operating income	$6,109	$10,725	$19,058	$26,939
Depreciation and amortization expense	1,723	1,683	5,258	4,893
Non-cash compensation	251	411	1,114	1,724
Income tax paid	(366)	(1,283)	(3,179)	(4,975)
Income attributable to noncontrolling interest	(75)	(89)	(232)	(260)
Change in assets and liabilities	(5,661)	(16,415)	(8,775)	(12,730)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,637)	(1,260)	(3,791)	(3,635)
Operating cash flow	$344	($6,228)	$9,453	$11,956
Cash interest paid (before payment of debt issuance costs):	606	(1,016)	(2,385)	(3,121)
Free cash flow (1)	($262)	($7,244)	$7,068	$8,835
Decrease (increase) in cash and cash equivalents	(1,331)	4,166	2,834	(314)
Free cash flow, net of change in cash	($1,593)	($3,078)	$9,902	$8,521

Sources (Uses) of cash:
Proceeds from (payments on) senior credit facility	$1,800	$7,950	($8,200)	($3,250)
(Payments) on other borrowings	(177)	(170)	(522)	(501)
(Payments) of debt issuance costs	(30)	(30)	(30)	(30)
Proceeds from exercise of stock options	--	--	154	143
Tax benefit related to stock option exercises	--	(72)	221	148
(Repurchase) of common stock	--	(4,600)	--	(5,031)
(Payments) on earn-out	--	--	(1,525)	--
(Payments) on acquisitions	--	--	--	--
Total sources (uses) of cash	$1,593	$3,078	($9,902)	($8,521)

(1) Reconciliation of Free Cash Flow and Adjusted Free Cash Flow to Consolidated Statements of Cash Flow

	Nine Months Ended	Six Months Ended	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2012
Net cash provided by operating activities	$10,991	$9,680	$1,311
Net cash (used in) investing activities	(3,776)	(2,139)	(1,637)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(202)	(128)	(74)
Effect of exchange rate changes on cash and cash equivalents	55	(83)	138
Free cash flow	$7,068	$7,330	($262)
Free cash flow used for merger and acquisition related costs	9,620	6,016	3,604
Merger-adjusted free cash flow	$16,688	$13,346	$3,342

	Nine Months Ended	Six Months Ended	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2011
Net cash provided by operating activities	$13,049	$18,502	($5,453)
Net cash (used in) investing activities	(3,553)	(2,296)	(1,257)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(255)	(174)	(81)
Effect of exchange rate changes on cash and cash equivalents	(406)	47	(453)
Free cash flow	$8,835	$16,079	($7,244)
Free cash flow used for merger and acquisition related costs	669	225	444
Merger-adjusted free cash flow	$9,504	$16,304	($6,800)

STANDARD PARKING CORPORATION
LOCATION COUNT

	September 30, 2012	December 31, 2011	September 30, 2011
Managed facilities	1,962	1,953	1,970
Leased facilities	199	201	212
Total facilities	2,161	2,154	2,182

Definition: The Company's year-over-year same location gross profit statistic does not include the results of the Other segment which consists of ancillary revenue and insurance reserve adjustments related to prior years which are not specifically identifiable to an operating location.
CONTACT: Michael K. Wolf
         Executive Vice President and CAO
         Standard Parking Corporation
         (312) 274-2070
         mwolf@standardparking.com